EXHIBIT 99.1

Contacts: Media Alecia Pulman (646) 277-1220 apulman@icrinc.com

For Immediate Release
Investor Relations
Tom Ryan (203) 682-8200
tryan@icrinc.com

Raphael Gross (203) 682-8253
rgross@icrinc.com

Ruth’s Hospitality Group, Inc. Reports Second Quarter 2010 Financial Results

HEATHROW, Fla.—(BUSINESS WIRE)—July 30, 2010—Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited financial results for its second quarter ended June 27, 2010.

Highlights for the second quarter of 2010 compared to the second quarter of 2009 were as follows:

•	Total revenues were $89.0 million compared to prior year at $86.4 million.

•

Net income available to preferred and common shareholders was $3.7 million, or $0.09 per diluted share, compared to $2.3 million, or $0.10 per diluted share, in the second quarter of 2009. The second quarter of 2010 included a net benefit of $0.3 million or $0.01 per diluted share. The second quarter of 2009 included net charges of $0.7 million or $0.03 per diluted share.

•	Company-owned comparable restaurant sales for Ruth’s Chris Steak House increased 2.9%. Company-owned comparable restaurant sales for Mitchell’s Fish Market increased 0.9%.

•	Food and beverage costs, as a percentage of restaurant sales, increased 60 basis points to 29.3%, which was primarily driven by unfavorable beef costs.

•	Restaurant operating expenses, as a percentage of restaurant sales, increased 20 basis points to 53.4%.

•	General and administrative expenses were $0.2 million less than prior year at $5.4 million.

•	Depreciation and amortization expenses, as a percentage of total revenues, decreased 50 basis points to 4.3% primarily due to the home office building sale in the fourth quarter of 2009.

•

Interest expense decreased by $0.8 million to $1.0 million in the second quarter of 2010. The second quarter of 2010 included a gain of $0.3 million for a mark-to-market non-cash adjustment relating to an interest rate swap agreement. Interest expense was $1.8 million in the second quarter of 2009, and included a gain of $0.4 million for a mark-to-market non-cash adjustment relating to an interest rate swap agreement.

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At the end of the second quarter of 2010, the Company had $69.0 million in debt outstanding under its senior credit agreement. This represents a reduction of $5.0 million from the March 28, 2010 balance of $74.0 million.

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During the period, the Company opened a new Mitchell’s Fish Market restaurant in Winter Park, Florida. In addition, a franchise partner opened a new Ruth’s Chris Steak House restaurant in Salt Lake City, Utah.

Michael P. O'Donnell, President and Chief Executive Officer of Ruth’s Hospitality Group, Inc., stated, “We generated substantial improvement in net income compared to the year-ago period as positive comparable restaurant sales translated into solid operating leverage. We credit four-wall-execution and solid expense management that, over time, should position our brands for further bottom-line improvement. O'Donnell continued, “In addition, our balance sheet remains a competitive advantage, giving us the financial flexibility to pursue opportunistic development. Accordingly, we are actively evaluating restaurant locations on our own and through strategic alliances. In the near-term, any development will be modest, but as always, we will be diligent to only commit capital when the returns are justified.”

Review of Operating Results

Total revenues, which include Company-owned restaurant sales, franchise income, and other operating income, were $89.0 million compared to $86.4 million in the second quarter of 2009.

Company-owned restaurant sales increased 2.6% to $83.8 million for the second quarter of 2010 from $81.7 million in the same quarter last year. Total operating weeks increased 0.2% to 1,120 from 1,118.

Average weekly sales for Ruth’s Chris Steak House were $76.9 thousand in the second quarter of 2010 compared to $74.7 thousand in the second quarter of 2009. Average weekly sales at Mitchell’s Fish Market were $71.8 thousand compared to $71.1 thousand in the prior year second quarter.

For the second quarter of 2010, Company-owned comparable restaurant sales at Ruth’s Chris Steak House increased 2.9%, which consisted of an average check decrease of 0.3% and an entrée increase of 3.2%. Company-owned comparable restaurant sales at Mitchell’s Fish Market increased 0.9%, which consisted of an entrée increase of 0.9%.

Franchise income increased 13.5% to $2.8 million from $2.5 million. Comparable franchise-owned restaurant sales increased 6.1%.

Operating income was $8.3 million in the second quarter of 2010 and $4.5 million in the prior year second quarter.

The Company recognized a $1.1 million pre-tax benefit to operating income primarily related to the termination of a lease in the second quarter of 2010. The Company recognized a pre-tax charge in discontinued operations of $1.1 million during the second quarter of 2010 related to a change in estimate of lease exit costs for two closed restaurants.

Net income available to preferred and common shareholders was $3.7 million, or $0.09 per diluted share, compared to $2.3 million, or $0.10 per diluted share, in the second quarter of 2009. The second quarter of 2010 included a net benefit of $0.3 million or $0.01 per diluted share. The second quarter of 2009 included net charges of $0.7 million or $0.03 per diluted share.

Financial Outlook

Based on current information, Ruth's Hospitality Group, Inc. is updating its 2010 outlook as follows:

•	Cost of goods sold of 29% to 30% of restaurant sales

•	General and administrative expenses of $22 million to $24 million

•	Effective tax rate of 25% to 30%

•	Capital expenditures of $5 million to $6 million

•	The Company completed its 2010 development plan with the opening of a Mitchell’s Fish Market in June and the opening of a franchised Ruth’s Chris Steak House in May.

Conference Call

The Company will host a conference call to discuss second quarter 2010 financial results today at 8:30 AM Eastern Time. Hosting the call will be Mike O’Donnell, President and Chief Executive Officer, and Bob Vincent, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 888-300-2343 or for international callers by dialing 719-325-2370. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112 or 719-457-0820 for international callers; the password is 7184912. The replay will be available until August 6, 2010. The call will also be webcast live from the Company's website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. With more than 150 Company- and franchisee-owned locations worldwide, Ruth’s Hospitality Group, Inc. was founded in 1965 and is headquartered in Heathrow, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

RUTH’S HOSPITALITY GROUP, INC

Condensed Consolidated Statements of Income - Unaudited

(dollar amounts in thousands, except share and per share data)

	13 Weeks Ending		26 Weeks Ending
	June 28, 2009	June 27, 2010	June 28, 2009	June 27, 2010
Revenues:
Restaurant sales	$81,705	$83,841	$173,123	$175,006
Franchise income	2,453	2,785	5,157	5,714
Other operating income	2,230	2,332	2,835	2,946

Total revenues	86,388	88,958	181,115	183,666

Costs and expenses:
Food and beverage costs	23,490	24,565	51,018	51,314
Restaurant operating expenses	43,495	44,789	91,192	91,568
Marketing and advertising	4,085	2,901	6,903	5,425
General and administrative costs	5,558	5,359	11,094	10,924
Depreciation and amortization expenses	4,150	3,857	8,245	7,744
Pre-opening costs	—	342	16	346
Loss on impairment	150	—	286	—
Restructuring benefit	—	(1,121)	—	(1,683)
Loss on the disposal of property and equipment, net	925	—	933	—

Operating income	4,535	8,266	11,428	18,028

Other income (expense):
Interest expense	(1,849)	(988)	(4,134)	(2,318)
Other	267	(42)	419	(142)

Income from continuing operations before income tax	2,953	7,236	7,713	15,568

Income tax expense	354	2,107	1,316	3,515

Income from continuing operations	2,599	5,129	6,397	12,053

Discontinued operations, net of income tax benefit	275	796	328	961

Net income	$2,324	$4,333	$6,069	$11,092

Preferred stock dividends	—	$623	—	$931

Net income available to preferred and common shareholders	$2,324	$3,710	$6,069	$10,161

Basic earnings per share:
Continuing operations	$0.11	$0.11	$0.27	$0.30
Discontinued operations	(0.01)	(0.02)	(0.01)	(0.03)

Basic earnings per share	$0.10	$0.09	$0.26	$0.27

Diluted earnings per share:
Continuing operations	$0.11	$0.11	$0.27	$0.30
Discontinued operations	(0.01)	(0.02)	(0.01)	(0.03)

Diluted earnings per share	$0.10	$0.09	$0.26	$0.27

Shares used in computing net income per common share:
Basic	23,571,111	33,945,193	23,527,655	31,050,777

Diluted	23,754,577	42,800,126	23,655,973	37,660,789

RUTH’S HOSPITALITY GROUP, INC

Selected Balance Sheet Data

(dollar amounts in thousands)

	December 27, 2009	June 27, 2010
Cash and cash equivalents	1,681	3,862
Total assets	254,415	251,177
Long-term debt	125,500	69,000
Total shareholders’ equity	41,765	75,613